Exhibit 99.1

AMERICAN TOWER PARTNERS WITH CDPQ IN EUROPE

Boston, Massachusetts and Montréal, Canada – May 5, 2021 – American Tower Corporation (NYSE: AMT) and Caisse de dépôt et placement du Québec (CDPQ), a global investment group, today announced that CDPQ will acquire a 30% stake in ATC Europe as part of a new long-term strategic partnership through a transaction valued at over €1.6 billion, implying an enterprise value of more than €8.8 billion for ATC Europe. Pursuant to the partnership agreement, American Tower will retain managerial and operational control, as well as day-to-day oversight of ATC Europe, while CDPQ will obtain seats on ATC Europe’s Board of Directors, along with certain governance rights.

The transaction will position American Tower and CDPQ to jointly benefit from sustainable, long-term secular wireless growth trends in select European markets as 5G deployments and demand for communications infrastructure accelerate. ATC Europe’s portfolio, pro forma for the closing of American Tower’s pending Telxius acquisition, will consist of nearly 30,000 communications sites.

Tom Bartlett, American Tower’s President and Chief Executive Officer, stated, “We are pleased to partner with CDPQ in Europe, where we expect to create tremendous value. CDPQ’s extensive infrastructure experience, deep knowledge of the region and long-term investment philosophy are in close alignment with American Tower’s European strategy, operational excellence and long track record of historical success. This transaction not only contributes to the funding of our pending Telxius acquisition, which will transform our scale and leadership position in highly attractive markets like Germany and Spain, but also creates a solid, adaptable framework through which future expansion opportunities can be evaluated and financed.”

Emmanuel Jaclot, CDPQ’s Executive Vice-President and Head of Infrastructure, said, “Through this new long-term strategic partnership with American Tower, CDPQ is thrilled to play an active role in establishing one of Europe’s largest independent communications infrastructure providers. This dedicated growth platform with a global leader enables us to increase our exposure in key European markets — including Germany, France and Spain — while contributing to the development of critical carrier-neutral telecom networks, at a time where telecommunications needs are more important than ever.”

BofA Securities, Inc. and CDX Advisors are serving as financial advisors to American Tower. HSBC is serving as financial advisor to CDPQ. The transaction is expected to close in the third quarter of 2021, subject to customary closing conditions, including regulatory approvals.

About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 187,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

About CDPQ
At Caisse de dépôt et placement du Québec (CDPQ), we invest constructively to generate sustainable returns over the long term. As a global investment group managing funds for public retirement and insurance plans, we work alongside our partners to build enterprises that drive performance and progress. We are active in the major financial markets, private equity, infrastructure, real estate and private debt. As at December 31, 2020, CDPQ’s net assets total CAD 365.5 billion. For more information, visit cdpq.com, follow us on Twitter or consult our Facebook or LinkedIn pages.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the proposed closing of the transaction described above and the value and future investment activities of ATC Europe. These forward-looking statements involve a number of risks and uncertainties. For important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2020 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

FOR MORE INFORMATION

ATC
Igor Khislavsky
Vice President, Investor Relations
+ 1 617 375-7500
investor.relations@americantower.com

CDPQ
Conrad Harrington
Senior Director – International Media Relations
+ 1 514 847-5493
charrington@cdpq.com

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